Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Deborah S. Lorenz
Vice President, Investor Relations and
Corporate Communications
Lipid Sciences, Inc.
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:
May 9, 2005

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2005

Data Acquisition Phase of Non-human Primate Study Complete
Latest Viral Immunotherapy Data Presented at Keystone Symposium

PLEASANTON, Calif., May 9, 2005 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the first quarter ended March 31, 2005.  Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications in which lipids, or fat components, play a key role.  These medical indications include cardiovascular disease and viral infections, such as those caused by Human Immunodeficiency Virus (HIV).

For the first quarter of 2005, the Company reported a net loss of $2.4 million, or $0.10 per share on a basic and diluted basis.  This compares with a net loss of $2.6 million, or $0.11 per share, on a basic and diluted basis, for the same period in 2004.  Operating expenses of $2.5 million for the first quarter of 2005 declined from $2.9 million during the same period in 2004.  The decrease of 15% was due primarily to reductions in stock compensation expense, external development costs for the Company’s delipidation device, legal, and administrative expenses.

At March 31, 2005, the Company had $15.8 million in cash, cash equivalents, and short-term investments.  The Company anticipates that sufficient capital is available to fund its operations, including current development projects, at least through the early part of 2006.  The Board of Directors continues to consider and explore third-party inquiries and strategic alternatives and will comment when appropriate.

Data Acquisition Phase of Non-human Primate Study Complete

This study, conducted at the Wake Forest Baptist Medical Center, was designed to demonstrate the safety and effectiveness of Lipid Sciences’ HDL Therapy in treating cardiovascular disease.  The study subjects, African green monkeys, a widely-accepted model for human atherosclerosis, were evaluated with intravascular ultrasound (IVUS) to establish a baseline at the beginning of this study.  A second IVUS was conducted at the conclusion of the sequence of 12 weekly infusions of plasma that had been delipidated by Lipid Sciences’ proprietary process and device.  These infusions appear to have been well tolerated.  The complex body of IVUS data is now being analyzed by Dr. Steven Nissen, Vice Chairman of Cardiology, at the Cleveland Clinic Foundation and his colleagues.  It is anticipated that the analysis of all of the data resulting from this study will be completed by mid-2005.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “At the end of March, we met with representatives of the Center for Devices and Radiological Health of the FDA as scheduled.  At this meeting we discussed the steps necessary for us to proceed with the submission of an Investigational Device Exemption (IDE), covering our HDL Therapy system, in the third quarter of this year. An important component of that submission will be the data that was acquired and is now being analyzed, associated with our HDL Therapy non-human primate study conducted earlier this year.  The approval of this IDE is a critical milestone for the Company because it will set the stage for the initiation of a human clinical trial and the transition of Lipid Sciences from a pre-clinical company to a company with its proprietary delipidation system in a human clinical trial.”

Latest Viral Immunotherapy Data Presented at Keystone Symposium

The latest results of both in vivo and in vitro studies supporting our Viral Immunotherapy Platform have been presented at the Keystone Symposium – an important forum for presenting new data in the area of HIV research.

The in vivo study was designed to demonstrate whether there was a measurable response to delipidated Simian Immunodeficiency Virus (SIV) in severely SIV-infected monkeys.  SIV is a widely-accepted primate model for viral diseases like HIV.  This preliminary study demonstrated that the autologous SIV virus, delipidated by Lipid Sciences’ proprietary delipidation process, was efficiently recognized by the animals’ immune systems and has resulted in a measurable improvement in the conventional indicators of overall health in these study animals.  These results included a viral load reduction of 90+%, weight gain, and extended post-infection survival.  The ability to use small amounts of a patient’s autologous circulating viral antigen to generate a virus-specific immune response could potentially lead to the control of viral replication and provide a unique approach to the development of an effective treatment for chronic HIV infection.

By mid-2005 the Company plans to launch a pre-clinical safety and effectiveness study in a statistically significant group of SIV-infected non-human primates.  The purpose of this study will be to gather sufficient information to begin to dialogue with the Food and Drug Administration about a human clinical trial for the treatment of HIV-infected patients.

The in vitro experiments demonstrated that Lipid Sciences’ proprietary delipidation process removed the majority of all lipids from the virus.  This lipid removal was confirmed by electrospray ionization mass spectrometry.  The delipidated viruses appear to represent a promising approach to the development of a therapy to treat HIV-infected patients.

The posters containing this data have been added to the Company’s website, www.lipidsciences.com, under the Abstracts and Publications heading.

Annual Meeting of Stockholders

The 2005 Annual Meeting of Stockholders of Lipid Sciences, Inc. will be held at the Company’s executive offices in Pleasanton, California on Thursday, June 9, 2005, at 8:00 a.m. Pacific Daylight Time.  An Annual Report, Proxy Statement, and Proxy Card were mailed on April 28, 2005 to stockholders of record as of April 12, 2005.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s technologies are based on a unique patented process, known as delipidation, which selectively and rapidly removes lipids, such as cholesterol, from targeted lipoproteins or viruses circulating in blood plasma without disrupting the non-targeted plasma proteins’ function.  The Company’s HDL Therapy Platform is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  If left untreated, these plaques are highly vulnerable to rupture and to blood clot formation, which can result in a fatal myocardial infarction (heart attack).  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy Platform is focused on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by application of Lipid Sciences’ delipidation technology.  The Company believes that removing the virus’ protective lipid coating exposes otherwise hidden viral proteins, to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile, SARS and influenza.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials;  and our dependence on key personnel.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheet (Unaudited)
(In thousands, except share amounts)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$3,901	$4,640
Short-term investments	11,922	12,414
Prepaid expenses	256	313
Restricted cash	106	105
Other current assets	8	11
Assets held for sale	—	1,167
Total current assets	16,193	18,650
Property and equipment	385	436
Total assets	$16,578	$19,086

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,064	$863
Accrued related party royalties	375	750
Accrued compensation	551	542
Income taxes payable	4	—
Other current liabilities	17	20
Total current liabilities	2,011	2,175
Total liabilities	2,011	2,175

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—

Common stock, $0.001 par value; 75,000,000 shares authorized; 24,912,263 and 24,912,263 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	25	25

Additional paid-in capital	69,994	69,953
Deficit accumulated in the development stage	(55,452)	(53,067)
Total stockholders’ equity	14,567	16,911
Total liabilities and stockholders’ equity	$16,578	$19,086

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of
Operations (Unaudited)

	Three Months Ended March 31,		Period from Inception (May 21, 1999) to March 31,
(In thousands, except per share amounts)	2005	2004	2005

Grant Revenue	$—	$—	$32
Operating expenses:
Research and development	1,624	1,828	46,702
Selling, general and administrative	848	1,066	20,404
Total operating expenses	2,472	2,894	67,106
Operating loss	(2,472)	(2,894)	(67,074)
Interest and other income	87	188	3,215
Loss from continuing operations	(2,385)	(2,706)	(63,859)
Income tax benefit	—	—	8,004
Net loss from continuing operations	(2,385)	(2,706)	(55,855)
Discontinued operations:
Income from discontinued operations	—	62	582
Income tax expense	—	—	(179)
Income from discontinued operations - net	—	62	403

Net loss	$(2,385)	$(2,644)	$(55,452)

Loss per share – basic and diluted:
Net loss per share continuing operations	$(0.10)	$(0.11)
Income per share discontinued operations	$—	$—
Net loss per share	$(0.10)	$(0.11)

Weighted average number of common shares outstanding – basic and diluted	24,912	24,437